Exhibit 10.12

545 Promenade du Centropolis, Suite 100 Tel. : +1 450 687 2262

Laval, Québec, Canada H7T 0A3 Fax. : +1 450 687 2272

neptunecorp.com Toll-free : 1 888 664 9166

WITHOUT PREJUDICE DELIVERED VIA EMAIL STRICTLY CONFIDENTIAL

November 15, 2021

Dr. Toni Rinow

Subject: Letter Agreement - End of Employment

Dear Toni,

For the reasons mentioned to you today, your employment as Chief Operating Officer for Neptune Holding USA, Inc. and its affiliates (hereafter, the “Company”) is terminated as of today November 15, 2021 (hereafter, the “last day of work”).

In order to offer you an adequate transition towards other opportunities, we are prepared to provide you with a severance payment, subject to certain conditions specified below, notwithstanding the terms of your employment agreement signed on or about July 4, 2020 (the “Employment Agreement”).

Severance Payment The Company agrees to pay you a total of twenty-six (26) weeks of indemnity in lieu of termination notice ($223,500.03). This indemnity will be paid as salary continuation following the date of signature of all parties on this letter agreement.

You understand and agree that your receipt of the indemnity payment is contingent upon your execution of this letter agreement in accordance with its terms. This indemnity payment will be subject to all withholding taxes and any other usual deductions.

Benefits Your benefits coverage will end on the date of your separation. Neptune will reimburse the cost of private benefits coverage up to the earlier of twenty-six (26) weeks or upon your acceptance of employment with another firm.

Accrued Salary and Vacation The Company has directed its payroll provider to pay your accrued salary and vacation days earned and not taken up to the last day of work, after withholding taxes and any other usual deductions today.

Return of property You will have to return to us any effects including equipment and documents that belong to the Company and/or its affiliates (including Neptune Wellness Solutions Inc. and its subsidiaries) and that are in your possession.

As a condition to the receipt of the indemnity payment specified above, you hereby confirm that you have not kept at your home and/or on your personal computer at home or at any other place, documents and/or copies of documents relating to files of the Company and/or its affiliates.

Non disparagement. As a condition to the receipt of the indemnity payment specified above, you hereby undertake to refrain from making publicly or disseminating in any way (including orally, in writing or via the Internet or social networks) any disparaging or negative comment with regard to the Company or any of its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations whether the comment is true or not.

You acknowledge that the indemnity proposed above include any notice of termination of employment to which you may be entitled under any applicable legislation and/or under your Employment Agreement and will be paid to you complete and final settlement of any matter relating to your employment with the Company or the end of such employment.

Release of Claims

You and the Company each agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to you by the Company. You and the Company, on behalf of themselves, and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the last day of work, including, without limitation:

(a)
any and all claims relating to or arising from the Employment Agreement or your employment relationship with the Company and the termination of that relationship including namely any claims related to notice, severance pay, transition pay, contractual or extra-contractual damages, incentive pay, commissions, bonuses, salary, vacation, leave (public holidays or otherwise), fringe benefits, overtime and any other claim or amount, under any law, contract, regulation, order, policy or practice

(b)
any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company (or its affiliates), including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable law, including any securities fraud under any applicable law;

(c)
any and all claims for wrongful dismissal; termination in violation of any applicable law; discrimination; breach of contract, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; harassment; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

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(d)
any and all claims for violation of any applicable law, including the Civil Code of Quebec, the Charter of Human Rights and Freedoms, the Act respecting Labour Standards and the Act regarding Occupational Health and Safety;

(e)
any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the provisions of this letter agreement, this release does not extend to any obligations incurred under this letter agreement. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled.

We remind you that you are still bound by the Confidentiality Agreement that you signed with the Company, as well as the non-disparagement provisions of your Employment Agreement. As a condition of this offer, you shall also agree to abide by any other terms and provisions of your Employment Agreement, including any restrictive covenant (non-compete and/or non-solicitation). If you need a copy of your Employment Agreement to ensure you understand your commitments therein, please contact Human Resources to request a copy. We also remind you that you may not discuss the business and affairs of the Company and its affiliates, nor as the contents of this letter and its terms, with employees or former employees of the Company and its affiliates.

In signing below, you acknowledge that this document constitutes a transaction under section 2631 of the Civil Code of Quebec. You also acknowledge that this document has been drafted in English because this is your language of preference. Should you require a French version of this document, please let us know. Vous reconnaissez que le présent document a été rédigé en anglais puisque ceci est votre langue de préférence. Si vous souhaitez recevoir une version française du présent document, veuillez nous l’indiquer.

Should you need additional information, do not hesitate to contact the undersigned or the Vice President, Human Resources at your convenience.

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On behalf of the Company and its affiliates, we thank you for your cooperation and wish you the best of luck in your future endeavors.

/s/ Emily CS Fletty November 15, 2021

Emily CS Fletty, VP, Human Resources

This agreement may be signed in multiple copies, and / or by fax or e-mail the transmission of Adobe Acrobat files (a "PDF File"), each of which must constitute an original and which, taken together, constitute one and the same instrument.

Acknowledgement and Acceptance

I acknowledge and declare that I have read and understood the contents of this letter agreement dated November 15, 2021. I understand that I am giving up important rights and I have had the opportunity to consult with a legal counsel of my choice with respect to this letter agreement. I sign this agreement freely and voluntarily, without duress or coercion.

IN WITNESS WHEREOF, I have signed this letter in the city of Laval on the date set forth below.

/s/ Dr. Toni Rinow November 22, 2021

Dr. Toni Rinow	November 22, 2021

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